Exhibit 10.1

TWENTIETH AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Twentieth Amendment to Employment Agreement is made and entered into effective as of the 1st day of January 2019, by and between WATSCO, INC., a Florida corporation (hereinafter called the “Company”), and ALBERT H. NAHMAD (hereinafter called the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of January 31, 1996 (the “Employment Agreement”) pursuant to which the Employee renders certain services to the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors amended the Employment Agreement effective as of January 1, for each of 2001 through 2018; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that the Employee’s Base Salary will be $725,000 for calendar year 2019; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined the Employee’s use of the Company’s airplane for personal purposes for up to seventy (70) hours during the calendar year 2019. The Company shall pay all fuel and operational costs incident thereto. The value of the Employee’s usage of the Company’s airplane shall be treated as compensation for tax purposes; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has set the targets for the long-term performance-based compensation payable in the form of restricted shares by the Company to the Employee for the year 2019; and

WHEREAS, the long-term performance-based compensation payable by the Company to the Employee for the calendar year 2019 shall not exceed $20 million.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Twentieth Amendment, and other good and valuable consideration, the parties to this Twentieth Amendment agree as follows:

1. All capitalized terms in this Twentieth Amendment shall have the same meaning as in the Employment Agreement, unless otherwise specified.

2. The Employment Agreement is hereby amended by replacing “Exhibit A-1 — 2018 Performance Goals and Long-term Performance Based Compensation” with the attached “Exhibit A-1 — 2019 Performance Goals and Long-term Performance Based Compensation” thereto.

3. All other terms and conditions of the Employment Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have caused this Twentieth Amendment to be duly executed effective as of the day and year first above written.

COMPANY:

WATSCO, INC.

By:	/s/ Barry S. Logan
Barry S. Logan, Senior Vice President

EMPLOYEE:

/s/ Albert H. Nahmad
Albert H. Nahmad

EXHIBIT A-1

2019 PERFORMANCE GOALS AND LONG-TERM PERFORMANCE BASED COMPENSATION

Overview

Watsco’s compensation program is grounded by the guiding principle that compensation should be highly dependent upon long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our executive leadership team to stay solidly focused on long-term performance. We have generated a compounded annual growth rate for total shareholder return of 18% over the last 30 years.

The most unique aspect of the program is the use of restricted stock that requires an executive to spend his or her entire career with the Company in order to vest. We believe granting restricted stock effectively balances strategic risk-taking and long-term performance, creates an ownership culture, and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

We began granting restricted stock awards in 1997. All the restricted shares we have granted to our leaders throughout the Company vest upon reaching retirement age (usually 62 or older). Based on data provided by Equilar, the duration of our cliff-vesting period is solely unique to Watsco. Vesting may also occur at an even later date for those who extend their careers beyond age 62. This means that our key leaders will not know the value and cannot realize the value of their equity awards until they have spent their career with the Company. As it relates to our CEO, none of his restricted share awards have ever vested. On a weighted-average basis, his awards will vest in approximately 5.3 years.

In formulating the amount of a potential award, the Compensation Committee believes that the ‘present-value’ of an award versus the ‘face-value’ of an award is considerably less due to the unusually long vesting periods and associated risks of forfeiture.

Annual Performance-based Restricted Stock Award

The formula for determining the CEO’s Annual Performance-based Restricted Stock Award has been consistent, and for 2019 is as follows:

Amount of Restricted Stock Award
A. Earnings Per Share (EPS)
For each $.01 increase if growth is below 5%	$61,000
For each $.01 increase if growth is at or above 5%	$91,000
B. Increase in Common Stock Price
If the closing price of a share of Common Stock on 12/31/19 does not exceed $139.14	$0
If the closing price of a share of Common Stock on 12/31/19 exceeds $139.14 but does not equal or exceed $166.97, for each $0.01 increase in per share price of a share of Common Stock above $139.14	$1,700
If the closing price of a share of Common Stock on 12/31/19 equals or exceeds $166.97, for each $0.01 increase in per share price of a share of Common Stock above $139.14	$2,500

Other Considerations

The amount of Performance-Based Restricted Stock Award shall be subject to a cap of $20 million. The award shall be paid through the issuance of a number of restricted shares of Class B Common Stock of the Company (the “Shares”) equal to the amount determined by dividing (x) the Performance-Based Restricted Stock Award Amount by (y) the closing price for the Class B Common Stock of the Company on the New York Stock Exchange as of the close of trading on December 31, 2019. The value of any fractional shares shall be paid in cash.

The restrictions on the Shares shall lapse on the first to occur of (i) October 15, 2028, (ii) termination of the Executive’s employment with the Company by reason of Executive’s disability or death, (iii) the Executive’s termination of employment with the Company for Good Reason, (iv) the Company’s termination of Executive’s employment without Cause, or (v) the occurrence of a Change in Control of the Company (“Good Reason,” “Cause,” and “Change in Control” to be defined in a manner consistent with the most recent grant of Restricted Stock by the Company to the Executive).

The Performance-Based Restricted Stock Award are being made by the Compensation Committee as performance awards of restricted stock pursuant to Section 8 of the Company’s 2014 Incentive Compensation Plan or any successor plan (the “Incentive Plan”) and are subject to the limitations contained in Section 5(b)(ii) of the Incentive Plan.

Dated: Effective as of January 1, 2019	/s/ Denise Dickins
Denise Dickins, Chairman
Compensation Committee

Acknowledged and Accepted:

/s/ Albert H. Nahmad
Albert H. Nahmad